Exhibit 99.1

8503 Hilltop Drive, Ooltewah, TN 37363 Telephone 423.238.4171

CONTACT:	Miller Industries, Inc.
Debbie Whitmire, Chief Financial Officer (423) 238-4171
Frank Madonia, General Counsel (423) 238-4171
FTI Consulting, Inc.
Investor Contact: Nareg Sagherian (202) 255-4225

MILLER INDUSTRIES REPORTS 2021 THIRD QUARTER RESULTS

CHATTANOOGA, Tenn., November 3, 2021/PRNewswire/ -- Miller Industries, Inc. (NYSE: MLR) (the "Company") today announced financial results for the third quarter ended September 30, 2021.

For the third quarter of 2021, net sales were $164.7 million, a decrease of 2.2%, compared to $168.4 million for the third quarter of 2020. Net income in the third quarter of 2021 was $3.8 million, or $0.34 per share, a decrease of 41.3%, compared to net income of $6.6 million, or $0.57 per share, in the prior year period.

Gross profit for the third quarter of 2021 was $17.8 million, or 10.8% of net sales, compared to $17.8 million, or 10.6% of net sales, for the third quarter of 2020. Selling, general and administrative expenses were $12.0 million, or 7.3% of net sales, compared to $9.2 million, or 5.5% of net sales, in the prior year period.

For the nine months ended September 30, 2021, net sales were $515.8 million, an increase of 9.1% compared to $472.9 million in the prior year period. The Company reported net income of $13.5 million, or $1.19 per share for the first nine months of 2021, a decrease of 24.0% compared to net income of $17.8 million, or $1.56 per share for the first nine months of 2020.

The Company also announced that its Board of Directors has declared a quarterly cash dividend of $0.18 per share, payable December 13, 2021 to shareholders of record at the close of business on December 6, 2021, the forty-fifth consecutive quarter that the Company has paid a dividend.

Jeffrey I. Badgley, Co-Chief Executive Officer of the Company said, “Supply chain challenges and inflationary pressures increased throughout the quarter, making it increasingly difficult to secure certain parts to complete finished goods. However, we are pleased with our performance during the quarter despite these challenges and are encouraged by the demand trends in our end-markets. That said, we are unsure of when the supply chain disruptions and labor headwinds will subside, and we will continue to leverage all of our resources to ensure that we meet customer demand.”

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MILLER INDUSTRIES REPORTS 2021 THIRD QUARTER RESULTS	PAGE 2

Mr. Badgley continued, “Given demand near all-time highs, we feel confident about our long-term business prospects. Further, our international operations had a very successful quarter as Europe’s pandemic restrictions began to ease. Though supply chain challenges remain, we continue to be conservative with our cash, grow our backlog, and improve our operational efficiency. As we move towards and into 2022, we believe the Company is well-positioned to take advantage of growth opportunities when supply chain related issues eventually subside. We believe that our strong financial position and cash flow will allow us to bounce back from these headwinds and give us the financial flexibility to deliver for our customers and generate long-term shareholder value.”

In conjunction with this release, the Company will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for tomorrow, November 4, 2021, at 10:00 AM ET. Listeners can access the conference call live and archived over the Internet through a link at:

https://www.webcaster4.com/Webcast/Page/1034/43395

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software. A replay of this call will be available approximately one hour after the live call ends through November 11, 2021. The replay number is 1-844-512-2921, Passcode 8215179.

Miller Industries is The World's Largest Manufacturer of Towing and Recovery Equipment®, and markets its towing and recovery equipment under a number of well-recognized brands, including Century®, Vulcan®, Chevron™, Holmes®, Challenger®, Champion®, Jige™, Boniface™, Titan® and Eagle®.

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MILLER INDUSTRIES REPORTS 2021 THIRD QUARTER RESULTS	PAGE 3

Certain statements in this news release may be deemed to be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “continue,” “future,” “potential,” “believe,” “project,” “plan,” “intend,” “seek,” “estimate,” “predict,” “expect,” “anticipate” and similar expressions, or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Such forward-looking statements are made based on our management’s beliefs as well as assumptions made by, and information currently available to, our management. Our actual results may differ materially from the results anticipated in these forward-looking statements due to, among other things: the overall impact of the COVID-19 pandemic on the Company’s revenues, results of operations and financial condition; the duration and severity of the COVID-19 pandemic, including actions that may be taken by government authorities and others to address or otherwise mitigate the impact of the COVID-19 pandemic; our dependence upon outside suppliers for our raw materials, including aluminum, steel, petroleum-related products and other purchased component parts, as well as truck chassis; our recent supply chain challenges and our ability to manage our inventory and our workforce to adapt to the increased complexity in our supply chain; changes in price and availability (including as a result of the increased demand due to improving economic conditions, the impact of the COVID-19 pandemic and the imposition of additional tariffs) of aluminum, steel, petroleum-related products and other purchased component parts, as well as truck chassis; delays in receiving supplies of such materials or parts, including as a result of the impact of the COVID-19 pandemic; problems hiring or retaining skilled labor, which could be exacerbated by potential governmental vaccine mandates; the cyclical nature of our industry and changes in consumer confidence; economic and market conditions, including the negative impacts of the COVID-19 pandemic on global economies and the Company’s customers, suppliers and employees; our customers’ access to capital and credit to fund purchases; operational challenges caused by increased sales volumes in recent years, prior to the COVID-19 pandemic; various political, economic and other uncertainties relating to our international operations, including restrictive taxation and foreign currency fluctuation; special risks from our sales to U.S. and other governmental entities through prime contractors; our ability to secure new government orders; changes in fuel and other transportation costs, insurance costs and weather conditions; changes in government regulations; failure to comply with domestic and foreign anti-corruption laws; competition in our industry and our ability to attract or retain customers; our ability to develop or acquire proprietary products and technology; assertions against us relating to intellectual property rights; a disruption in, or breach in security of, our information technology systems or any violation of data protection laws; changes in the tax regimes and related government policies and regulations in the countries in which we operate; the effects of regulations relating to conflict minerals; the catastrophic loss of one of our manufacturing facilities; environmental and health and safety liabilities and requirements; loss of the services of our key executives; product warranty or product liability claims in excess of our insurance coverage; potential recalls of components or parts manufactured for us by suppliers or potential recalls of defective products; an inability to acquire insurance at commercially reasonable rates; and those other risks referenced herein, and those risks discussed in our filings with the Securities and Exchange Commission, including those risks discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, as supplemented in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, which discussion is incorporated herein by this reference. Such factors are not exclusive. We do not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.

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Miller Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share data) (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30			September 30
			%			%
	2021	2020	Change	2021	2020	Change
NET SALES	$164,715	$168,366	(2.2)%	$515,785	$472,949	9.1%

COSTS OF OPERATIONS	146,883	150,523	(2.4)%	461,532	418,841	10.2%

GROSS PROFIT	17,832	17,843	(0.1)%	54,253	54,108	0.3%

OPERATING EXPENSES:
Selling, General and Administrative Expenses	11,983	9,231	29.8%	35,053	30,272	15.8%

NON-OPERATING (INCOME) EXPENSES:
Interest Expense, Net	286	230	24.3%	901	1,018	(11.5)%

Other (Income) Expense, Net	206	(209)	(198.6)%	434	(393)	(210.4)%

Total Expense, Net	12,475	9,252	34.8%	36,388	30,897	17.8%

INCOME BEFORE INCOME TAXES	5,357	8,591	(37.6)%	17,865	23,211	(23.0)%

INCOME TAX PROVISION	1,511	2,038	(25.9)%	4,325	5,401	(19.9)%

NET INCOME	$3,846	$6,553	(41.3)%	$13,540	$17,810	(24.0)%

BASIC INCOME PER COMMON SHARE	$0.34	$0.57	(40.4)%	$1.19	$1.56	(23.7)%

CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.18	$0.18	0.0%	$0.54	$0.54	0.0%

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	11,411	11,405	0.1%	11,411	11,405	0.1%

Miller Industries, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except per share data)

	September 30,
	2021	December 31,
	(Unaudited)	2020
ASSETS
CURRENT ASSETS:
Cash and temporary investments	$50,407	$57,521
Accounts receivable, net of allowance for doubtful accounts of $1,413 and $1,295 at September 30, 2021 and December 31, 2020, respectively	131,308	141,642
Inventories, net	108,838	83,939
Prepaid expenses	6,378	3,167
Total current assets	296,931	286,269
NONCURRENT ASSETS:
Property, plant and equipment, net	98,324	98,620
Right-of-use assets - operating leases	1,231	1,468
Goodwill	11,619	11,619
Other assets	520	434
TOTAL ASSETS	$408,625	$398,410

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$87,793	$85,534
Accrued liabilities	25,553	24,773
Current portion of operating lease obligation	349	354
Current portion of finance lease obligation	21	21
Total current liabilities	113,716	110,682
NONCURRENT LIABILITIES:
Noncurrent portion of operating lease obligation	881	1,116
Noncurrent portion of finance lease obligation	—	15
Deferred income tax liabilities	4,159	4,144
Total liabilities	118,756	115,957

SHAREHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 5,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized, 11,410,728 and 11,405,468, outstanding at September 30, 2021 and December 31, 2020, respectively	114	114
Additional paid-in capital	151,449	151,249
Accumulated surplus	141,257	133,879
Accumulated other comprehensive loss	(2,951)	(2,789)
Total shareholders' equity	289,869	282,453
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$408,625	$398,410